As filed with the Securities and Exchange Commission on July 29, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	98-0352587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Willis Group Limited

51 Lime Street, London EC3M 7DQ, England

(Address, including Zip Code, of Principal Executive Offices)

Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan

(Full title of the plan)

Adam Rosman

Group General Counsel

Willis Group Holdings Public Limited Company

One World Financial Center

200 Liberty Street, 7(th) Floor

New York, New York 10281

(212) 915-8249

(Name, address and telephone number, including area code, of agent for service)

with copies to:

William D. Davis II

Baker & McKenzie LLP

700 Louisiana, Suite 3000

Houston, Texas 77002

(713) 427-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary Shares, $0.000115 nominal value per share	10,000,000	$41.50	$415,000,000	$53,452

(1)	Ordinary Shares, $0.000115 nominal value per share (the “Ordinary Shares”), of Willis Group Holdings Public Limited Company (the “Registrant”) being registered hereby relate to the Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “Plan”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminable number of additional securities as may be offered or issued as a result of the anti-dilution provisions of the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low sales prices per Ordinary Share on the New York Stock Exchange on July 28, 2014.

EXPLANATORY NOTE

This Registration Statement on Form S-8 of Willis Group Holdings Public Limited Company (the “Registrant”) is being filed pursuant to General Instruction E of Form S-8 in connection with the registration of an additional 10,000,000 shares of the Registrant’s Ordinary Shares, $0.000115 nominal value per share (the “Ordinary Shares”), that may be issued pursuant to Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (the “Plan”). These Ordinary Shares are additional securities of the same class as other securities for which a previous Registration Statement on Form S-8 was filed with the United States Securities and Exchange Commission (the “Commission”) on May 4, 2012. The information contained in the Registration Statement on Form S-8 originally filed by the Registrant with the Commission (File No. 33-181150), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), is incorporated by reference into this Registration Statement.

The Board of Directors of the Registrant approved the Plan, as amended and restated, on April 24, 2014, and the Plan was approved by the Registrant’s shareholders on July 23, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014, as amended by Amendment No. 1 to the Registrant’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2013, filed on April 30, 2014;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 9, 2014;

•	The Registrant’s Current Reports on Form 8-K (other than information furnished rather than filed and corresponding information furnished under Item 9.01 or included as an exhibit thereto), filed on March 4, 2014, March 25, 2014 (with respect to Item 5.02 only), April 4, 2014, April 29, 2014 (with respect to Item 2.05 only), April 30, 2014, May 1, 2014, May 9, 2014, July 28, 2014 and July 29, 2014; and

•	The description of the Registrant’s share capital contained in its Current Report on Form 8-K filed on January 4, 2010.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information appearing in this Registration Statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles of association (“Articles”) provide that, subject to applicable law, the Registrant shall indemnify its directors and officers against all liabilities, loss, damage or expense incurred or suffered by such person as a director or officer. The Articles further provide that such indemnified persons shall be indemnified out of the funds of the Registrant against all liabilities incurred or suffered in defending any proceedings, whether civil or criminal, in which judgment is given in a director’s or officer’s favor, he is acquitted, or in respect of any application under the Irish Companies Acts 1963-2009 (the “Irish Companies Acts”) in which relief from liability is granted to him. The Articles also require the Registrant, subject to applicable law, to pay expenses incurred by a director or officer in defending any civil or criminal action or proceeding in advance of the final disposition of any such action or proceeding, provided that the indemnified person undertakes to repay the Registrant such amount if it is ultimately determined that such person was not entitled to indemnification. With regard to the Registrant’s indemnification of its directors and its secretary, the Irish Companies Acts prescribe that an Irish company may only indemnify an officer for liability attaching to that officer which does not involve negligence, default, breach of duty or breach of trust and any liability incurred by an officer in respect of proceedings in which judgment is given in his favor or in which he is acquitted or where the court has granted relief, wholly or partially, on the basis that he has acted honestly and reasonably and, having regard to the circumstances of the case, ought fairly be excused. These restrictions in the Irish Companies Acts do not apply to executives who are not directors or the secretary of an Irish company. Any provision which seeks to indemnify a director or secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or in any contract between the director or secretary and the Irish company.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. The Registrant has purchased and maintains a directors’ and officers’ liability policy.

Each of the Registrant and Willis North America Inc., a Delaware corporation, has entered into deeds of indemnity and indemnification agreements, respectively, with each of the directors and certain officers of the Registrant as well as certain individuals serving as directors or officers of the Registrant’s subsidiaries. These arrangements provide for the indemnification of, and advancement of expenses to, the indemnitee by the Registrant and Willis North America Inc., respectively, to the fullest extent permitted by law and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010).

4.2	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010).

4.3*	Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (as amended and restated on July 23, 2014).

5.1*	Opinion of Matheson.

23.1*	Consent of Deloitte LLP.

23.2*	Consent of Matheson (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2014.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:	/s/ Adam Rosman
Adam Rosman
Group General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dominic Casserley, John Greene, Adam Rosman and Nicole Napolitano, and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Commission and any applicable securities exchange, securities self-regulatory body or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them (with full power to act alone), full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on July 29, 2014:

Signature	Title

/s/ Dominic Casserley	Director and Chief Executive Officer (Principal Executive Officer)
Dominic Casserley

/s/ John Greene	Group Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
John Greene

/s/ Anna C. Catalano	Director
Anna C. Catalano

/s/ Sir Roy Gardner	Director
Sir Roy Gardner

/s/ The Rt. Hon. Sir Jeremy Hanley, KCMG	Director
The Rt. Hon. Sir Jeremy Hanley, KCMG

[Signature Page—Form S-8]

/s/ Robyn S. Kravit	Director
Robyn S. Kravit

/s/ Wendy E. Lane	Director
Wendy E. Lane

/s/ Francisco Luzón	Director
Francisco Luzón

/s/ James F. McCann	Chairman and Director
James F. McCann

/s/ Jaymin B. Patel	Director
Jaymin B. Patel

/s/ Douglas B. Roberts	Director
Douglas B. Roberts

/s/ Michael J. Somers	Director
Michael J. Somers

/s/ Jeffrey W. Ubben	Director
Jeffrey W. Ubben

/s/ Adam Rosman	Authorized U.S. Representative
Adam Rosman

[Signature Page—Form S-8]

EXHIBIT INDEX

Exhibit No.	Description

4.1	Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010).

4.2	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit No. 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on January 4, 2010).

4.3*	Willis Group Holdings Public Limited Company 2012 Equity Incentive Plan (as amended and restated on July 23, 2014).

5.1*	Opinion of Matheson.

23.1*	Consent of Deloitte LLP.

23.2*	Consent of Matheson (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

*	Filed herewith.

Ex - 1